                                                                     Exhibit 3


                             CERTIFICATE OF DESIGNATIONS

                                          OF

                      5% CUMULATIVE CONVERTIBLE PREFERRED STOCK

                                         FOR

                       COMMUNICATION INTELLIGENCE CORPORATION


         Communication Intelligence Corporation, a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designations and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the Board of Directors duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

         RESOLVED, that, pursuant to Article FOURTH of the Certificate of Incorporation of the Corporation, the Board of Directors hereby authorizes the issuance of, and fixes the designation and preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions, of a series of Preferred Stock consisting of 600,000 shares, par value $0.01, to be designated "5% Cumulative Convertible Preferred Stock" (the "Preferred Shares").

         RESOLVED, that each of the Preferred Shares shall rank equally in all respects and shall be subject to the following terms and provisions:

         1.   DIVIDENDS.

              (a) CUMULATIVE. The holders of the Preferred Shares shall be entitled to receive out of any assets legally available therefor cumulative dividends at the rate of $1.25 per share per annum compounded semi-annually when payable (whether or not declared), payable on the Conversion Commencement Date (as defined below) and semi-annually every six (6) months thereafter (each a "Dividend Payment Date"), when and as declared by the Board of Directors, in preference and priority to any payment of any dividend on the Common Stock (as defined below) or any other class or series of stock of the Corporation. Such dividends shall accrue on any given share from the most recent date on which a dividend has been paid with respect to such share, or if no dividends have been paid, from the date of the original issuance of such share, and such dividends shall accrue from day to day whether or not declared, based on the actual number of days elapsed. If at any time dividends on the outstanding Preferred Shares at the rate set forth above shall not have been paid or declared and set apart for payment with respect to all preceding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the shares of any other class or series of stock of the Corporation.

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              (b)  CASH OR PIK.  Any dividend payable on the outstanding
Preferred Shares may be paid, at the option of the Corporation, either (i) in cash or (ii) in additional Preferred Shares (with each new Preferred Share valued at $25 per share); provided, however, that if the Corporation shall fail to pay any dividend on a Dividend Payment Date, the amount of such dividend shall be added to the Liquidation Preference (as defined below) for such Preferred Shares.

         2. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Shares shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of any other class or series of shares, the amount of $25 per share plus any accrued but unpaid dividends (with dividends deemed accrued on a per diem basis through the date of such event and thereafter even if such event or any distribution is not on a Dividend Payment Date) (the "Liquidation Preference").

         3. ISSUANCE OF PREFERRED SHARES. The Preferred Shares shall be issued by the Corporation pursuant to a Preferred Stock Investment Agreement ("Investment Agreement") to be entered into between the Corporation and the initial subscribers for the Preferred Shares, and holders of Preferred Shares shall enjoy the benefits of the Registration Rights Agreement ("Registration Rights Agreement") to be entered into between such parties in connection with the Investment Agreement. The 150,000 Preferred Shares authorized and designated hereunder which are not issued pursuant to the Investment Agreement may only be issued to the initial subscribers for Preferred Shares under the Investment Agreement or the holders of Preferred Shares for the sole purpose of paying stock dividends hereunder or default payments under the Registration Rights Agreement to the extent permitted hereunder and under the Registration Rights Agreement.

         4. CONVERSION. On and after the date ("Conversion Commencement Date") which is six (6) months from the Closing Date (as defined in the Investment Agreement), or such earlier date as may be permitted pursuant to
Section 4(i) below, each holder of the Preferred Shares shall have the right at any time and from time to time, at the option of such holder, to convert any or all Preferred Shares for such number of fully paid, validly issued and nonassessable shares ("Common Shares") of common stock, par value $0.01, of the Corporation ("Common Stock"), free and clear of any liens, claims or encumbrances, as is determined by dividing (i) the sum of $25 times the number of Preferred Shares being converted plus accrued and unpaid dividends thereon up to and including the most recent Dividend Payment Date (or up to and including the Conversion Date (as defined below) if the Conversion Date occurs on the Conversion Commencement Date or another Dividend Payment Date) plus any default payments owing to such holder on the Conversion Date pursuant to the Registration Rights Agreement (the "Conversion Amount"), by (ii) the Conversion Price determined as hereinafter provided in effect on the Conversion Date, on the following terms and conditions.

         (a) MECHANICS OF CONVERSION. To convert Preferred Shares into Common Shares, the holder shall give written notice ("Conversion Notice") to the Corporation in the form of page 1 of Exhibit A hereto (which Conversion Notice may be given by facsimile transmission) stating that such holder elects to convert the same and shall state therein the number of shares to be converted and the name or names in which such holder wishes the certificate or certificates

                                         -2-


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for Common Shares to be issued (the date of such Conversion Notice shall be referred to herein as the "Conversion Date"). Within one (1) trading day after such conversion the holder shall deliver page 2 to Exhibit A hereto indicating the computation of the number of Common Shares to be received and shall surrender the certificate or certificates representing the shares being converted, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, provided that the Corporation shall at all times maintain an office or agency in New York City for such purposes. The Corporation shall, immediately upon receipt of such Conversion Notice, issue and deliver to or upon the order of such holder, against delivery of the certificates representing the shares which have been converted, a certificate or certificates for the number of Common Shares to which such holder shall be entitled (with the number of and denomination of such certificates designated by such holder), and the Corporation shall immediately issue and deliver to such holder a certificate or certificates for the number of Preferred Shares which such holder has not yet elected to convert hereunder but which are evidenced in part by the certificate(s) delivered to the Corporation in connection with such Conversion Notice; the Corporation shall effect such issuance within three (3) trading days (as defined in Section 4(b)(iv) below) of the Conversion Date and shall transmit the certificates by messenger or overnight delivery service to reach the address designated by such holder within three (3) trading days after the receipt of such Conversion Notice ("T+3"). In the alternative to physical delivery of certificates for Common Shares, if delivery of the Common Shares pursuant to any conversion hereunder may be effectuated by electronic book-entry through Depository Trust Company ("DTC"), then delivery of Common Shares pursuant to such conversion shall be closed and settled on T+3 by book-entry transfer through DTC, and the Common Shares in connection with such conversion shall be deemed delivered by such book-entry transfer. The parties agree to coordinate with DTC to accomplish this objective. The conversion pursuant to this Section 4 shall be deemed to have been made immediately prior to the close of business on the Conversion Date. The person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares at the close of business on the Conversion Date.

         (b)  DETERMINATION OF CONVERSION PRICE.

                   (i) At any date up to and including the date which is the last day of the thirteenth fiscal month following the Closing Date, the Conversion Price shall be equal to:

      [1 - Applicable Percentage (as set forth below)] x Agreed Value (as defined below).

The Agreed Value shall equal: (x) if the holder giving a Conversion Notice shall have sold Common Shares, the weighted-average (based upon the number of shares sold) of the actual selling prices at which such holder shall have sold Common Shares (but not less than the lowest trading price on the date of such trade as reported by the principal market on which the Common Stock is traded or on Instinet), net of normal and customary commissions and underwriting or dealer spreads; or (y) if the holder giving a Conversion Notice shall not have sold Common Shares, the average of the daily means between the low trading price of the Common Stock and the Closing Price of the Common Stock for the three (3) consecutive trading days immediately preceding the Conversion Date.


                                         -3-

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                   (ii) The Applicable Percentage shall be as follows:

                   14.375% during the 7th fiscal month following the Closing
Date
                   18.125% during the 8th fiscal month following the Closing
Date
                   19.875% during the 9th fiscal month following the Closing
Date
                   21.625% during the 10th fiscal month following the Closing
Date
                   23.250% during the 11th fiscal month following the Closing
Date
                   24.875% during the 12th fiscal month following the Closing
Date
                   25.000% during the 13th fiscal month following the Closing
Date

                   (iii) After the date which is the last day of the thirteenth fiscal month following the Closing Date, the Conversion Price shall be the lesser of: (x) 72.125% of the average of the daily means between the low trading price of the Common Stock and the Closing Price of the Common Stock for all the trading days during the 13th fiscal month following the Closing Date; or (y) (1) if the holder giving a Conversion Notice shall have sold Common Shares, 72.125% of the weighted-average (based upon the number of shares sold) of the actual selling prices at which the holder giving a Conversion Notice shall have sold Common Shares (but not less than the lowest trading price on the date of such trade as reported by the principal market on which the Common Stock is traded or on Instinet), net of normal and customary commissions and underwriting or dealer spreads, or (2) if the holder giving a Conversion Notice shall not have sold Common Shares, 72.125% of the average of the daily means between the low trading price of the Common Stock and the Closing Price of the Common Stock during the three (3) consecutive trading days immediately preceding the Conversion Date.

                   (iv) The "low trading price" and the "Closing Price", respectively, of the Common Stock on any day, as indicated in the next day's Wall Street Journal if so reported in the Wall Street Journal, shall be (A) the lowest reported sale price and the reported Closing Price (last sale price) of the Common Stock on the New York Stock Exchange or the American Stock Exchange, or (B) if the Common Stock is not listed on the New York Stock Exchange or the American Stock Exchange, the lowest reported sale price and the reported Closing Price of the Common Stock on the principal automated securities price quotation system on which sale prices of the Common Stock are reported, or (C) if the Common Stock is not listed on such stock exchanges and sale prices of the Common Stock are not reported on an automated quotation system, the lowest bid price and the mean of the final bid and asked prices for the Common Stock as reported by National Quotation Bureau Incorporated if at least two securities dealers have inserted both bid and asked quotations for the Common Stock on at least five of the ten preceding trading days. If none of the foregoing provisions are applicable, the "mean of the low trading price and the Closing Price" of the Common Stock on a day will be the fair market value of the Common Stock on that day as determined by a member firm of the New York Stock Exchange, Inc., selected in good faith by the Board of Directors of the Corporation and reasonably acceptable to the holders of Preferred Shares. The term "trading day" means (x) if the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange, a day on which there is trading on such stock exchange, (y) if the Common Stock is not listed on either of such stock exchanges but sale prices of the Common Stock are reported on an automated quotation system, a day on which

                                         -5-


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    trading is reported on the principal automated quotation system on which sales of the Common Stock are reported, or (z) if the foregoing provisions are inapplicable, a day on which quotations are reported by National Quotation Bureau Incorporated. Any "fiscal month following the Closing Date" shall mean the period commencing on the same numerical date as the Closing Date in the applicable month following the Closing Date and ending on the date in the following calendar month which is one day prior to the numerical date of the Closing Date. If the Closing Date occurs on a numerical date of 29, 30 or 31, and any calendar month following the Closing Date does not have a corresponding numerical date, then the ending date for such fiscal month shall be the last day of such calendar month. If the Closing Date occurs on the first day of a calendar month, then each fiscal month shall be a calendar month.

                   (v) In the event that during any period of consecutive trading days provided for above, the Corporation shall declare or pay any dividend on the Common Stock payable in Common Stock or in rights to acquire Common Stock, or shall effect a stock split or reverse stock split, or a combination, consolidation or reclassification of the Common Stock, then the Conversion Price shall be proportionately decreased or increased, as appropriate, to give effect to such event.

         (c) DISTRIBUTIONS. In the event the Corporation shall at any time or from time to time make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation or any of its direct or indirect subsidiaries other than additional Common Shares, then in each such event, in addition to the number of shares of Common Stock receivable upon conversion, provision shall be made so that the holders of Preferred Shares shall receive, upon the conversion thereof, the securities of the Corporation or such subsidiary which they would have received had they been the owners on the date of such event of the number of Common Shares issuable to them upon conversion. The Corporation shall, upon the written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a certificate prepared by the Corporation setting forth the number of other securities and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Shares with respect to each share of Common Stock received upon such conversion.

         (d) NOTICE OF RECORD DATE. In the event of any taking by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive additional Common Shares, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Shares at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

         (e) ISSUE TAXES. The Corporation shall pay any and all issue and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of Common Shares on conversion of Preferred Shares pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

         (f) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares, and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all the then outstanding Preferred Shares, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purpose, including without limitation engaging in best efforts to obtain the requisite shareholder approval. Without in any way limiting the foregoing, so long as any Preferred Shares remain outstanding the Corporation agrees to reserve and at all times keep available solely for purposes of conversion of Preferred Shares such number of authorized but unissued Common Shares that is the greater of (A) 20,000,000 or (B) 1.5 times the number as shall from time to time be sufficient to effect conversion of all outstanding Preferred Shares at the Conversion Price as provided in Section 4(b) above, which 20,000,000 figure may be reduced by the number of Common Shares actually delivered pursuant to conversion of Preferred Shares hereunder and shall be appropriately and equitably adjusted for any stock split, reverse split, stock dividend or reclassification of the Common Stock.

         (g) FRACTIONAL SHARES. No fractional shares shall be issued upon the conversion of any Preferred Shares. All Common Shares (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the Conversion Date (as determined in good faith by the Board of Directors of the Corporation).

         (h) REORGANIZATION OR MERGER. In case of any reorganization or any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person, then, as part of such reorganization, consolidation, merger or sale, if the holders of Common Shares receive any publicly traded securities as part or all of the consideration for such reorganization, consolidation, merger or sale, then provision shall be made such that each Preferred Share shall thereafter be convertible into such new securities at a conversion price which places the holders of Preferred Shares in an economically equivalent position as they would have been if not for such event. In addition to the foregoing, if the holders of Common Shares receive any non-publicly traded securities or other property or cash as part or all of the consideration for such reorganization, consolidation, merger or sale, then such distribution shall be treated as a distribution under
Section 4(c) above and such Section shall govern such distribution. So long as any Preferred Shares are outstanding, the Corporation agrees that there shall be no such reorganization, consolidation, merger or sale unless an appropriate adjustment of the conversion price and other provisions contained herein

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is agreed to in writing in advance by the Board of Directors of the Corporation and a majority in interest of the holders of outstanding Preferred Shares (which agreement will not be unreasonably withheld), provided that such consent shall not be required if (i) such reorganization, consolidation, merger or sale places such holders in the equivalent position as they would have been if not for such event and (ii) the surviving entity and the entity into whose securities the Preferred Shares are then convertible in connection with such reorganization, consolidation, merger or sale are in compliance with all the material provisions of this Designation, the Registration Rights Agreement and the Investment Agreement as if such agreements and documents were applicable to such entities and their securities (including without limitation that the applicable securities into which the Preferred Shares are convertible are authorized and available for conversion, registered, and listed and traded on the applicable exchanges and/or markets).

         (i) CHANGE IN CONTROL. If at any time (a) there occurs any consolidation or merger of the Corporation with or into any other corporation or other entity or person (whether or not the Corporation is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in excess of 50% of the Corporation's voting power is transferred through a merger, consolidation, tender offer or similar transaction, (b) in excess of 50% of the Corporation's Board of Directors consists of directors not nominated by the prior Board of Directors of the Corporation, or (c) any person (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), together with its affiliates and associates (as such terms are defined in Rule 405 under the Securities Act of 1933, as amended (the "Act")), beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 50% of the Corporation's voting power (the events in the foregoing clauses (a), (b) and (c) collectively referred to as a "Change in Control Transaction"), then notwithstanding the date restriction contained in the first paragraph of this Section 4, each holder of Preferred Shares shall have the right to convert any or all of its Preferred Shares for Common Shares at any time prior to the Conversion Commencement Date in accordance with the terms hereof at an Applicable Percentage equal to 14.375% (which right shall be in addition to such holder's right to convert Preferred Shares at any time on or after the Conversion Commencement Date in accordance with the terms hereof). The Corporation shall provide all holders of Preferred Shares with 30 days' prior notice of any such transaction. The Corporation further agrees that it shall not agree or consent to or enter into any transaction or series of transactions as a result of which the Common Shares would cease to be publicly traded unless agreed to in writing in advance by the Board of Directors of the Corporation and a majority in interest of the holders of Preferred Shares.

         (j) FORCED CONVERSION. Subject to the following sentence, each holder of Preferred Shares shall convert any Preferred Shares held by such holder on the date which is the third (3rd) anniversary of the Closing Date ("Forced Conversion Date"), provided that such Forced Conversion Date shall be deferred for such number of days as is equal to 1.5 times the number of days there is not Effective Registration or there is not a sufficient amount of Common Shares available for conversion of all outstanding Preferred Shares at any time on and after the Conversion Commencement Date. Notwithstanding the preceding sentence, no holder of Preferred Shares shall be obligated to convert any Preferred Shares held by such holder on the Forced Conversion Date unless and until each of the following conditions has been satisfied or exists, each of which shall be a condition precedent to any such forced conversion:

              (1) no material default or breach exists, and no event shall have occurred which constitutes (or would constitute with notice or the passage of time or both) a material default or breach of the Investment Agreement, the Registration Rights Agreement or this Certificate of Designations;

              (2)  none of the events described in clauses (i) through (iv) of
    Section 2(b) of the Registration Rights Agreement shall have occurred and be continuing;

              (3) Effective Registration (as defined in the Investment Agreement) has occurred and is continuing and has continuously existed for the prior 30 consecutive trading days;

              (4) the Corporation and its direct and indirect subsidiaries on a consolidated basis has assets with a net realizable fair market value exceeding its liabilities and is able to pay all its debts as they become due in the ordinary course of business, and the Corporation is not and has not been subject to any liquidation, dissolution or winding up of its affairs; and

              (5) each holder of Preferred Shares shall have received a certificate from an appropriate executive officer of the Corporation certifying that each of the foregoing conditions precedent exist or have been satisfied.

Such forced conversion shall be subject to and governed by all the provisions relating to voluntary exchange of the Preferred Shares contained herein, except that the Conversion Amount for any forced conversion shall include accrued and unpaid dividends on the Preferred Shares on a per diem basis through the date of such forced conversion even if such date is not a Dividend Payment Date.

         (k)  LIMITATIONS ON HOLDER'S RIGHT TO CONVERT.

                   (i) Notwithstanding anything to the contrary contained herein, no Preferred Share may be converted by a holder to the extent that, after giving effect to Common Shares to be issued pursuant to a Conversion Notice, the total number of Common Shares deemed beneficially owned by such holder, together with all Common Shares deemed beneficially owned by the holder's "affiliates" as defined in Rule 144 of the Act, would exceed 4.9% of the total issued and outstanding shares of the Corporation's Common Stock, provided that each holder shall have the right to waive this restriction, in whole or in part, immediately in the case of a pending Change in Control Transaction and in any other case upon 61 days prior notice to the Corporation. The delivery of a Conversion Notice by any holder shall be deemed a representation by such holder that it is in compliance with this paragraph. A transferee of the Preferred Shares shall not be bound by this provision unless it expressly agrees to be so bound. The term "deemed beneficially owned" as used in this Certificate of Designations shall exclude shares that might otherwise be deemed beneficially owned by reason of the convertibility of the Preferred Shares.

         (l) CERTIFICATE FOR CONVERSION PRICE ADJUSTMENT. The Corporation shall, upon the written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a certificate prepared by the Corporation setting forth any adjustments or readjustments of the Conversion Price pursuant to this Section 4.

         (m) SPECIFIC ENFORCEMENT. The Corporation agrees that irreparable damage would occur in the event that any of the provisions of this Certificate of Designations were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the holders of Preferred Shares shall be entitled to specific performance, injunctive relief or other equitable remedies to prevent or cure breaches of the provisions of this Certificate of Designations and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled under agreement, at law or in equity.

         5.   VOTING RIGHTS.

         (a) In addition to the voting rights provided in Section 5(b) below, the holders of Preferred Shares shall have the right, together with the holders of Common Stock, to vote in the election of directors and upon each other matter coming before any meeting of the holders of Common Stock on the basis of one vote for each Preferred Share held, and the holders of Preferred Shares and the holders of Common Stock shall vote together as if they were one class on such matters.

         (b) The affirmative vote of seventy-five percent (75%) of the Corporation's outstanding Preferred Shares shall be necessary for (i) any amendment of this Certificate of Designations, (ii) any amendment to the Certificate of Incorporation or by-laws of the Corporation that may amend or change any of the rights, preferences, or privileges of the Preferred Shares,
(iii) any waiver of a default in payment of dividends on the Preferred Shares, and (iv) any reorganization or reclassification of the capital stock of the Corporation, any consolidation or merger of the Corporation with or into any other corporation or corporations, or any sale of all or substantially all of the assets of the Corporation, that would have an adverse effect on any of the rights, preferences, or privileges of the Preferred Shares, provided, however, that holders of Preferred Shares who are affiliates of the Corporation (and the Corporation itself) shall not participate in such vote and the Preferred Shares of such holders shall be disregarded and deemed not to be outstanding for purposes of such vote.

         6. NOTICES. The Corporation shall distribute to the holders of Preferred Shares copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of shares of Common Stock of the Corporation, at such times and by such method as such documents are distributed to such holders of such Common Stock.

         7. REPLACEMENT CERTIFICATES. The certificate(s) representing the Preferred Shares held by any holder of Preferred Shares may be exchanged by such holder at any time and from time to time for certificates with different denominations representing an equal aggregate number of Preferred Shares, as reasonably requested by such holder, upon surrendering the same. No service charge will be made for such registration or transfer or exchange.

         8. ATTORNEYS' FEES. Any holder of Preferred Shares shall be entitled to recover from the Corporation the reasonable attorneys' fees and expenses incurred by such holder in connection with enforcement by such holder of any obligation of the Corporation hereunder.

Signed on December 27, 1996

                                        /s/James Dao
                                       ----------------------------------
                                       James Dao, Chief Executive Officer


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

                                      EXHIBIT A

                              (To be Executed by Holder
                        in order to Convert Preferred Shares)

                                  CONVERSION NOTICE
                                         FOR
                      5% CUMULATIVE CONVERTIBLE PREFERRED STOCK

The undersigned, as a holder ("Holder") of shares of 5% Cumulative Convertible Preferred Stock ("Preferred Shares") of Communication Intelligence Corporation (the "Corporation"), hereby irrevocably elects to convert _____________ Preferred Shares for shares ("Common Shares") of common stock, par value $0.01 per share (the "Common Stock"), of the Corporation according to the terms and conditions of the Certificate of Designations for the Preferred Shares as of the date written below. The undersigned hereby requests that share certificates for the Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. No fee will be charged to the holder of Preferred Shares for any conversion. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Certificate of Designations.

Conversion Date:
                 ---------------------------

Conversion Information:      NAME OF HOLDER:
                                            ----------------------------------

                        By:
                           ---------------------------------------------------

                        Print Name:
                        Print Title:

                        Print Address of Holder:

                        ------------------------------------------------------

                        ------------------------------------------------------

                        Issue Common Stock to:
                                              --------------------------------
                        at:
                             -------------------------------------------------

                        ------------------------------------------------------



IF COMMON STOCK IS TO BE ISSUED TO A PERSON OTHER THAN HOLDER,
HOLDER'S SIGNATURE MUST BE GUARANTEED BELOW:

SIGNATURE GUARANTEED BY:

------------------------------------------------------------------------------

THE COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED IS SET FORTH ON THE ATTACHED PAGE.

                             PAGE 1 OF CONVERSION NOTICE



PAGE 2 TO CONVERSION NOTICE DATED                     FOR:
                                  ---------------          -----------------
                                 (CONVERSION DATE)        (NAME OF HOLDER)


                COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED

Number of Preferred Shares converted:                     shares
                                         -----------------
A.  Number of Preferred Shares
    converted x $25                                   $
                                                        ---------

B.  Number of Preferred Shares
    converted x accrued and unpaid
    dividends up to the most recent
    Dividend Payment Date                             $
                                                        ---------

C.  Default payments due Holder                       $
                                                        ---------

TOTAL DOLLAR AMOUNT CONVERTED
    (TOTAL OF A + B + C)                              $
                                                        ---------


Amount of Commissions                                 $
                                                        ---------

CONVERSION PRICE (with the
    Agreed Value determined pursuant
    to clause ____ of Section 4(b)(i) or
    clause ____ of Section 4(b)(iii)
    of the Certificate of Designations)               $
                                                        ---------



Number of Common Shares         =                     $
                                                        ---------

Total dollar amount converted   =                     $
                                                        ---------

Conversion Price                =                     $
                                                        ---------

      NUMBER OF COMMON SHARES   =                     $
                                                        ---------

    If the conversion is not being settled by DTC, please issue and deliver certificate(s) for Common Shares in the following amount(s):

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If the Holder is receiving certificate(s) for Preferred Shares upon the
conversion, please issue and deliver       certificate(s) for Preferred Shares
in the following amounts:            -----

-------------------------------------------------------

-------------------------------------------------------

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